THIRD AMENDMENT
TO THE
TYSON FOODS, INC. 2000 STOCK INCENTIVE PLAN
(AS AMENDED AND RESTATED EFFECTIVE NOVEMBER 19, 2004)

THIS THIRD AMENDMENT is made as of the 20th day of November, 2009, by Tyson Foods, Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter called the “Company”).

W I T N E S S E T H:

WHEREAS, the Company maintains the Tyson Foods, Inc. 2000 Stock Incentive Plan (the “Plan”), as such Plan was amended and restated effective November 19, 2004;

WHEREAS, the Company now desires to amend the Plan to allow the Plan to qualify as an employee share plan under the laws of the United Kingdom in granting stock incentives to employees of its United Kingdom-registered subsidiaries;

WHEREAS, due to a change in the accounting rules governing equity incentives, the Company now desires to amend the Plan to remove the restriction that shares of employer stock must be held for at least six months before they can be surrendered to satisfy the exercise price of an option; and

WHEREAS, the Board of Directors of the Primary Sponsor has authorized and approved the adoption of these amendments.

NOW, THEREFORE, the Company does hereby amend the Plan, effective as of the date hereof, as follows:

1.           By deleting the existing Section 1.1(o) and substituting therefor the following:

“(o)  ‘Participant’ means an individual who receives a Stock Incentive hereunder; provided, however, that for purposes of delivering Stock Incentives to persons located in the United Kingdom, only an employee who is on the payroll and performs duties as a bona fide employee of a United Kingdom-registered Affiliate shall be eligible to be a Participant hereunder.”

2.           By deleting the existing Section 2.4 and substituting therefore the following:

“2.4           Eligibility and Limits.  Stock Incentives may be granted only to officers, employees, directors, consultants and other service providers of the Company or any Affiliate of the Company; provided, however, that an Incentive Stock Option may only be granted to an employee of the Company or any Subsidiary.  In the case of Incentive Stock Options, the aggregate Fair Market Value (determined as at the date an Incentive Stock Option is granted) of Stock with respect to which stock options intended to meet the requirements of Code Section 422 become exercisable for the first time by an individual during any calendar year under all plans of the Company and its Subsidiaries may not exceed $100,000; provided further, that if the limitation is exceeded, the Incentive Stock Option(s) which cause the limitation to be exceeded will be treated as Nonqualified Stock Option(s).  Notwithstanding any of the foregoing to the contrary, for purposes of delivering Stock Incentives to persons located in the United Kingdom, only an employee who is on the payroll and performs duties as a bona fide employee of a United Kingdom-registered Affiliate shall be eligible to be a Participant hereunder.”

3.           By deleting the existing Section 3.2(c)(1) and substituting therefore the following:

“(1)           by delivery to the Company of a number of shares of Stock owned by the holder having an aggregate Fair Market Value of not less than the product of the Exercise Price multiplied by the number of shares the Participant intends to purchase upon exercise of the Option on the date of delivery;”

Except as specifically provided herein, the Plan shall remain in full force and effect as prior to this Third Amendment.

IN WITNESS WHEREOF, the Company has caused this Third Amendment to be executed on the day and year first above written.

TYSON FOODS, INC.

By:	/s/ Dennis Leatherby
Dennis Leatherby
Title:	Exec. Vice President and Chief
Financial Officer

Attest:

By:	/s/ R. Read Hudson
R. Read Hudson
Title:	Secretary